EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-48972) pertaining to the Tellabs Operations, Inc., a wholly owned subsidiary of Tellabs, Inc., Profit Sharing and Savings Plan, of our report dated May 18, 2004, with respect to the financial statements of Tellabs Operations, Inc., a wholly owned subsidiary of Tellabs, Inc., Profit Sharing and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Washington, Pittman & McKeever, LLC
WASHINGTON, PITTMAN & MCKEEVER, LLC

Chicago, Illinois
June 22, 2004